                                                                     EXHIBIT 8.2

                                  July 6, 1999

Texas Micro, Inc.
5959 Corporate Drive
Houston, Texas 77036

Ladies and Gentlemen:

We have acted as counsel to Texas Micro, Inc., a Delaware corporation ("TEXAS MICRO") in connection with the transactions described in that certain Agreement of Reorganization and Merger (the "MERGER AGREEMENT") dated May 24, 1999, among Texas Micro, RadiSys Corporation, an Oregon corporation ("RADISYS"), and Tabor Merger Corp., a Delaware corporation and wholly-owned subsidiary of RadiSys ("TABOR").

    We have been engaged by Texas Micro to render our opinion with respect to the material United States federal income tax consequences to Texas Micro and the holders of Texas Micro's common stock at the Effective Time (the "Texas Micro Shareholders") of the merger of Merger Corp. with and into Texas Micro, with Texas Micro as the surviving entity, pursuant to the Merger Agreement (the "MERGER"). Pursuant to the Merger, the Texas Micro Shareholders will receive RadiSys Common Stock in exchange for their TMI Common Stock. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

    In connection with rendering this opinion, we have assumed (without any independent investigation) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

    2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification.

    3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations.

    In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction of (i) the Form S-4 Registration Statement of RadiSys, (ii) the Merger Agreement, (iii) the factual representations contained in the Officer's Certificate of Texas Micro dated July 6, 1999, and (iv) such other documents as we have deemed necessary or appropriate (collectively, the "OPERATIVE DOCUMENTS"). We have assumed that the facts and information contained in all the Operative Documents are true, correct and complete in all material respects as of July 6, 1999, as well as at the Effective Time.

    Our opinion is conditioned on, among other things, (i) the initial and continuing accuracy of the facts, information, covenants, statements and representations set forth in the documents referred to above and (ii) the consummation of the Merger in accordance with the terms of the Merger Agreement and other Operative Documents.

    Based solely on the foregoing, we are of the opinion that the United States federal income tax consequences of the Merger to Texas Micro and the Texas Micro Shareholders will be as follows:

    1.  The Merger will qualify as a "reorganization" within the meaning of section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE").

    2. No gain or loss will be recognized by the Texas Micro shareholders upon the conversion of their Texas Micro Common Stock into RadiSys Common Stock pursuant to the Merger.

    3. No gain or loss will be recognized to Texas Micro with respect to the Merger.

    4. The basis of the RadiSys Common Stock received by the Texas Micro Shareholders will be the same as the basis of the TMI Common Stock in the hands of such Texas Micro Shareholders immediately prior to the Merger.

    5. The holding period of the RadiSys Common Stock to be received by the Texas Micro Shareholders will include the holding period of the TMI Common Stock exchanged therefor, provided that such TMI Common Stock is held as a capital asset on the date of the exchange.

    6. The receipt of cash in lieu of a fractional share of RadiSys Common Stock by a Texas Micro Shareholder will result in gain or loss measured by the difference between the basis of the fractional share interest and the proceeds of the sale. Provided that Texas Micro Common Stock is a capital asset in the hands of the Texas Micro Shareholder, the gain or loss will be capital gain subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

    This opinion does not discuss all aspects of United States federal income taxation that may be relevant to a Texas Micro Shareholder in light of his or her particular circumstances, or to certain types of Texas Micro Shareholders that are subject to special treatment under federal income tax laws (including persons who hold TMI Common Stock as part of a tax-qualified retirement plan or straddle or hedge, dealers in securities, insurance companies, tax exempt organizations, financial institutions, broker-dealers, traders in securities electing mark to market, foreign corporations, and persons who are not citizens or residents of the United States). Further, we provide no opinion with respect to the value of consideration other than RadiSys Common Stock or cash for fractional shares, if any, received in the Merger (including expense reimbursement amounts), nor the tax consequences of any transactions undertaken by a Texas Micro Shareholder before or after the Effective Date.

    We note that the opinion of counsel has no binding effect or official status of any kind with the Internal Revenue Service or the courts. Further, no private letter ruling has been sought from the Internal Revenue Service on any of the matters discussed. Without impairing the nature of the opinion given, if there were ultimately an adverse determination as to any of the United States tax issues discussed herein, Texas Micro and/or its shareholders could sustain different tax consequences than are described herein. Further, our opinion is based upon the Internal Revenue Code of 1986, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof. All of such rules could change with retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. We have no duty, and do not intend, to update or modify this opinion for changes in the applicable law, regulations or interpretations occurring after this date. Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify our conclusions.

    This opinion is furnished solely for the benefit of Texas Micro and the Texas Micro Shareholders, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger. Further we express no opinion to any person as to the state, local or foreign tax consequences of the Merger. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

    This opinion letter may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Porter & Hedges, L.L.P., under the captions "Legal Matters" and "Material United States federal income tax consequences of the merger." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ PORTER & HEDGES, L.L.P.